Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of the 6th day of November, 2025 (the “Effective Date”) by and between Jian Irish, MBA, PhD (the “Executive”) and Metagenomi, Inc. (the “Company”). The Executive and the Company are collectively referred to as the “Parties”. This Agreement shall be effective as of the Effective Date.

RECITALS

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company under the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Employment.
(a)
Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing until this Agreement is terminated in accordance with the provisions of Section 3 hereof (the “Term”). The Executive’s employment with the Company shall be “at-will,” meaning that the Executive’s employment may be terminated by the Company or Executive at any time and for any reason, subject to the terms of this Agreement, including but not limited to, Sections 3 and 4.
(b)
Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). In addition, the Executive shall serve as a member of the Board for so long as the Executive remains the CEO of the Company, subject to any required stockholder vote, provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in appropriate service on approved boards of directors as long as such services are approved in advance by the Board in writing, and do not (i) create a conflict of interest or (ii) materially interfere with the Executive’s obligations or performance of the Executive’s duties to the Company. Executive may not engage in activities that (i) create a conflict of interest or (ii) materially, negatively interfere with the Executive’s obligations or performance of the Executive’s duties to the Company. The Executive’s current outside board service activities are disclosed on Exhibit A, to be updated from time to time. Any compensation received by the Executive for outside board service or other outside activities shall belong solely to the Executive, and the Company will have no right to such compensation.
(c)
Location. Executive’s position is a remote job. Executive will generally work remotely from California. Executive will obtain the Company’s permission before working regularly from a different state. If the Company requires Executive to travel to a location for work other than Executive’s remote working space, the Company will reimburse Executive for the reasonable costs of such travel in accordance with the Company’s expense reimbursement policy.
2.
Compensation and Related Matters.
(a)
Base Salary. Effective November 6, 2025, the Executive’s annual base salary shall be six hundred seventy thousand dollars ($670,000), subject to applicable withholdings and deductions, and prorated for any partial year of employment. The base salary shall be evaluated periodically by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary”. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)
Incentive Compensation. During the Term, the Executive shall be eligible to receive an annual cash bonus as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual bonus shall be sixty percent (60%) of Executive’s Base Salary (the “Target Bonus”). The actual amount of the annual bonus, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the performance of the Executive and the Company in accordance with performance goals established by the Company and the terms of any applicable incentive compensation plan that may be in effect from time to time. The Executive must be employed by the Company on the day such bonus is paid in order to earn or receive any annual bonus. The annual bonus, if any, shall be paid within thirty (30) days following the completion of the Company’s annual financial audit for the fiscal year to which such bonus relates and the Company’s receipt of an unqualified audit opinion for such audit.
(c)
Equity. The Executive will be eligible to receive awards of stock options, restricted stock, or other equity awards (each, an “Award”) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Compensation Committee, as applicable, will determine in its discretion whether Executive will be granted an Award and the terms of such Award. Any Award will be subject to the terms and conditions of an agreement to be provided to the Executive, and the Company’s applicable equity incentive plan or arrangement as in effect and amended from time to time (each, an “Equity Incentive Plan”).
(d)
Employee Benefits. During the Term, the Executive will be eligible to participate in the Company’s employee benefit plans and programs in effect from time to time for senior executives of the Company, subject to the terms and eligibility requirements of such plans and programs.
(e)
Expenses. The Executive shall be eligible to receive reimbursement for all reasonable and documented business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

(f)
Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with Company policy as in effect from time to time.
3.
Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon the Executive’s death, and the Executive or the Executive’s estate will be eligible to receive death benefits in accordance with the Company’s plans, programs, and practices as may be in effect at such time (if any). In addition, so long as Executive’s estate signs a general release of all claims in favor of the Company (the “General Release”) in the time period set by the Company (but in no event later than sixty (60) days following the date of Executive’s death), then (i) Executive’s estate will be eligible to receive a Pro-Rated Bonus payable within sixty (60) days following the date of death and (ii) one hundred percent (100%) of Executive’s Time-Based Equity Awards (as defined below) shall immediately vest on the Accelerated Vesting Date (as defined below); provided that, in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the General Release (at which time acceleration will occur) or (B) the date that the General Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.
(b)
Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. Upon such termination, the Executive will be eligible to receive disability benefits in accordance with the Company’s plans, programs, and practices as may be in effect at such time (if any). If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the California Family Rights Act, and the California Fair Employment and Housing Act. If the Company terminates Executive’s employment under this paragraph, and Executive signs the General Release and it becomes irrevocable and fully effective within sixty (60) days after the Date of Termination, then (i) the Company will pay Executive a Pro-rated

Bonus within sixty (60) days following the Date of Termination and (ii) one hundred percent (100%) of Executive’s Time-Based Equity Awards (as defined below) shall immediately vest on the Accelerated Vesting Date (as defined below); provided that, in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the General Release (at which time acceleration will occur) or (B) the date that the General Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.
(c)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s commission of any act of fraud, embezzlement, dishonesty or other act involving moral turpitude, (ii) Executive’s commission of a felony under the laws of the United States or any state thereof or any foreign jurisdiction, (iii) Executive’s continued failure to perform lawfully assigned duties for thirty (30) days after receiving written notification from the Board, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its affiliates or other violation of any material Company written policy or breach of any of Executive’s written agreements with the Company or any of its affiliates relating to employment, non-competition, non-solicitation, nondisclosure, and/or assignment of inventions, (v) Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation, or (vi) any other misconduct or gross negligence by Executive that adversely affects the business of the Company in a material manner. Cause shall be determined by the Board in its discretion, and such determination shall be conclusive and binding. If the Board determines Cause exists and the Executive resigns before a termination for Cause is effectuated, the Board may treat such termination as by the Company for Cause.
(d)
Termination by Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)
Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, for Good Reason. “ Good Reason” means that the Executive resigns from employment within ninety (90) days after any of the following is undertaken by the Company (or its acquirer) without the Executive’s consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities, (iii) any material reduction of Executive’s Base Salary (other than a proportionate reduction in Executive’s Base Salary that affects all senior management of the Company); (iv) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or location of thirty-five (35) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement; or (v) the Company’s material breach of this Agreement or any equity award agreement by the Company; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of the purported grounds for the Good Reason within sixty (60) days of its initial existence and the Company has not remedied the condition after having been provided at least thirty (30) days to remedy the condition.
(f)
Notice of Termination. Except for termination due to the Executive’s death as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. If Executive terminates employment with the Company without Good Reason, Executive shall provide thirty (30) days’ notice to the Company, and the Company shall have the option to accelerate the notice period and pay Executive in lieu of the remainder of the thirty (30)-day notice period.
(g)
Date of Termination. For the purposes of this Agreement, “ Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of Executive’s death; (ii) if the Executive’s employment is terminated for any reason other than death, the date that the Executive’s employment with the Company terminates.
(h)
Resignation of All Other Positions. Upon termination of employment for any reason, unless otherwise agreed in writing, the Executive shall be deemed to have resigned from all officer and board member positions (if applicable) that the Executive holds with the Company or any of its subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
4.
Compensation Upon Termination.
(a)
Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement); (iii) any accrued but unused vacation, and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
(b)
Severance Upon Termination by the Company without Cause or by the Executive for Good Reason Outside of the Change in Control Period. During the Term, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason, in each case outside of the Change in Control Period, then in addition to the Accrued Obligations, subject to the Executive (i) resigning from all positions, (ii) signing the General Release (including a re-affirmation of any continuing obligations and restrictive covenants) in a form and manner satisfactory to the Company, (iii) the General Release becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination, and (iv) the Executive not breaching any of the post-employment covenants and contractual obligations to the Company, the Company shall provide the Executive the following payments and benefits (the “Severance Benefits”):
A.
the Company shall pay the Executive a lump sum amount equal to twelve (12) months of the Executive’s then current Base Salary (the “Severance Pay”), payable within sixty (60) days following the Date of Termination;
B.
the Company shall pay the Executive a bonus in the amount of 1.0 times Executive’s target bonus, in a lump sum amount payable within sixty (60) days following the Date of Termination; and
C.
if the Executive and Executive’s eligible dependents were participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay to the Executive a monthly cash payment for twelve (12) months in an amount equal to Executive’s and Executive’s eligible dependents monthly COBRA premium, subject to tax-related deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
(c)
Severance Upon Termination by the Company without Cause or by the Executive for Good Reason during the Change in Control Period. During the Term, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason, in each case during the Change in Control Period, then in addition to the Accrued Obligations, subject to the Executive (i) resigning from all positions, (ii) signing the General Release, (iii) the General Release becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination, and (iv) the Executive not breaching any of the post-employment covenants and contractual obligations to the Company, the Company shall provide the Executive the following payments and benefits (the “Change in Control Severance Benefits”):
A.
the Company shall pay the Executive a lump sum amount equal to eighteen (18) months of the Executive’s then current Base Salary (the “Enhanced Severance Pay”), payable within sixty (60) days following the Date of Termination;
B.
the Company shall pay the Executive a bonus in the amount of 1.5 times Executive’s target bonus, in a lump sum amount payable within sixty (60) days following the Date of Termination;
C.
if the Executive and Executive’s eligible dependents were participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months in an amount equal to Executive’s and Executive’s eligible dependents monthly

COBRA premium, subject to tax-related deductions and withholdings and payable in accordance with the Company’s regular payroll schedule; and
D.
notwithstanding anything to the contrary in any applicable Award agreement or Equity Incentive Plan, one hundred percent (100%) of Executive’s then-outstanding and unvested Awards that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall become fully vested and exercisable or nonforfeitable on the later of (i) the Date of Termination or the date of the Change in Control, as applicable or (ii) the effective date of the General Release (the “Accelerated Vesting Date”); provided that, in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the date on which both a Change in Control and the effective date of the General Release has occurred (at which time acceleration will occur), (B) the date that the General Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited) or (C) if the Date of Termination occurred prior to a Change in Control and no Change in Control has occurred, the date that is two months and one day after the Date of Termination (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.
(d)
Avoidance of Doubt. For the avoidance of doubt, in no case will the Executive be eligible for benefits under both Section 4(b) and Section 4(c). If the Company has commenced providing severance pay and benefits to Executive under Section 4(b) prior to the date that Executive becomes eligible to receive severance pay and benefits under Section 4(c), the severance pay and benefits previously provided to Executive under Section 4(b) shall reduce the severance pay and benefits to be provided under Section 4(c).
(e)
Benefits Upon Qualified Retirement. Upon Executive’s Qualified Retirement, provided Executive signs the General Release and it becomes irrevocable and fully effective within sixty (60) days after the Date of Termination, then (i) the Company will pay the Executive the Pro-rated Bonus within sixty (60) days following the Date of Termination and (ii) one hundred percent (100%) of Executive’s Time-Based Equity Awards shall immediately vest on the Accelerated Vesting Date; provided that, in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the General Release (at which time acceleration will occur) or (B) the date that the General Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date. For purposes of this Agreement, “Qualified Retirement” shall mean a termination of employment by an Executive without Good Reason if, on the Date of Termination (i) Executive is at least fifty-five (55) years old and the sum of Executive’s age and years of service to the Company equals sixty-five (65) years or more and (ii) Executive has provided at least one (1) year notice prior to the Date of Termination.
(f)
The Company shall provide the applicable severance benefits under Section 4(b), Section 4(c) or Section 4(e) starting within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, such severance benefits shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(g)
The amounts payable and benefits provided to Executive on or following the Date of Termination pursuant to this Section 4 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims for additional compensation that Executive may have in respect of Executive’s employment with the Company or any of its subsidiaries. The receipt of any severance payments or benefits pursuant to Section 4 shall be subject to Executive not violating any of Executive’s post-employment contractual obligations, including Executive’s non-solicitation and non-disclosure obligations referenced in this Agreement or in any other agreement between the Parties. In the event Executive breaches any of Executive’s post-employment obligations, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which the Executive may otherwise be entitled pursuant to Section 4 and shall be permitted to recover any severance payments or benefits provided, without affecting the Executive’s release or Executive’s obligations under the General Release.
(h)
For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets. “Change in Control Period” means the period beginning on the date two (2) months prior to, and ending on the date that is twelve (12) months following, a Change in Control.
(i)
Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the

“Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this Section 4(i), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 4(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
5.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
6.
Restrictive Covenants.
(a)
The Executive hereby re-affirms the Employee Invention Assignment and Confidentiality Agreement that the Executive signed on January 25, 2021 and that is attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), and the Restrictive Covenant Agreement is hereby incorporated as a material term of this Section and this Agreement.
(b)
Protected Disclosures. For the avoidance of doubt, the Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that nothing contained in this Agreement or the Restrictive Covenant Agreement limits the Executive’s ability to (A) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”), (B) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including to provide documents or other information, without notice to the Company, (C) share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive has obtained because the Executive’s job responsibilities require or allow access to such information, or (D) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, or (E) testify truthfully in any legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section.
7.
Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.
8.
Severability. If any provision of this Agreement, or any part thereof, is held by a court, arbitrator or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court, arbitrator or authority making such determination will have the power to and shall, reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part and the remainder of this Agreement to be valid and enforceable to the fullest extent permitted by applicable law. If such court, arbitrator or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.
9.
Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to recover the Company’s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. In the event of a breach by Executive of any covenants contained herein, the term of such covenant shall be tolled until such breach has been duly cured.
10.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld or deducted by the Company under applicable law.
11.
Survival. The provisions of this Agreement and any other confidentiality, invention assignment, or other post-termination restrictive covenant obligations of the Executive to the Company shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
12.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (a) delivered in person, (b) sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by electronic mail, to the Executive at the last mailing address or e-mail address, as applicable, the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, with a copy to legal@metagenomi.co.
14.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.
Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state.
16.
Assignment; Successor to Company. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement, without any consent of the Executive, to any of the Company’s affiliates or successors (including if the Company effects a reorganization, consolidates with or merges into any other corporation, limited liability company, partnership, organization or other entity, or transfers all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity), in which case all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.
17.
No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third-party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.
18.
Integration. This Agreement and the Restrictive Covenant Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements (including any previous term sheets) between the Parties concerning such subject matter, but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into between the Parties, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement and the Restrictive Covenant Agreement.
19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

METAGENOMI, INC.

Dated: 06 November 2025	By: /s/Willard Dere
Name: Willard Dere
Title: Chairman of the Board

EXECUTIVE

Dated: 06 November 2025	/s/Jian Irish
Jian Irish, MBA, PhD

Exhibit A

Outside Activities

Exhibit B

Restrictive Covenant Agreement

On file with the Company